Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Oxford Square Capital Corp. of our report dated February 28, 2019 relating to the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting of Oxford Square Capital Corp., which appears in this Registration Statement. We also consent to the use of our report dated February 28, 2019 relating to the senior securities table, which appears in this Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial and Other Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 7, 2019